Exhibit 99.1

UNITED ONLINE REPORTS FISCAL FIRST-QUARTER RESULTS

First-Quarter Revenues Grow 53% Over Prior-Year Quarter

Pay Subscribers Grow by 173,000 During Quarter to 2.7 Million

WESTLAKE VILLAGE, Calif., October 30, 2003 – United Online, Inc. (Nasdaq: UNTD), the nation’s leading provider of value-priced Internet access services, today reported results for its fiscal first quarter ended September 30, 2003.

Summary of September 2003 Quarter Results:

•                  Total revenues for the quarter were a record $88.8 million, up 53% versus $58.1 million for the year-ago quarter.

•                  Total pay subscribers increased by a net 173,000 during the quarter, reaching a record 2.7 million at September 30, 2003, up 47% from 1.85 million at September 30, 2002.  Total active users(1), including users of the company’s free services, totaled 5.2 million at September 30, 2003.

•                  Approximately 15% of the 2.7 million total pay subscribers at September 30, 2003 were subscribers to the company’s accelerated dial-up services.

•                  Operating income for the quarter was $13.8 million, or 15.5% of revenues, versus operating income of $0.7 million in the year-ago quarter.

•                  Operating income before depreciation and amortization (2) for the quarter was $19.3 million, or 21.7 % of revenues, an increase of 114% versus adjusted operating income before depreciation and amortization (2) of $9.0 million, or 15.5% of revenues, in the year-ago quarter.

•                  Net income for the quarter increased nearly six-fold to $8.9 million, or $0.19 per share, versus net income of $1.5 million, or $0.03 per share, for the year-ago quarter.  Net income for the September 2003 quarter reflects an effective tax rate for financial reporting purposes of 40.5%, versus 10% in the September 2002 quarter (3).

•                  Adjusted net income(3)(4) for the quarter increased 73% to $11.3 million, or $0.24 per share, versus adjusted net income of $6.5 million, or $0.15 per share, for the year-ago quarter.  Adjusted net income is calculated in a manner consistent with the analyst consensus estimate as reported by First Call.  Adjusted net income for the September 2003 quarter reflects an effective tax rate for financial reporting purposes of 40.5%, versus 10% in the year-ago quarter (3).

•                  Cash flows from operations for the quarter increased 132% to $18.9 million, versus $8.2 million for the year-ago quarter.

•                  Free cash flow(5) for the quarter increased 124% to $17.3 million, versus $7.7 million for the year-ago quarter.

“United Online began its fiscal year by reporting another quarter of tremendous growth in pay subscribers and profitability,” said Mark R. Goldston, chairman, CEO and president of United Online.  “We generated an impressive 173,000 new pay subscribers during the quarter, reinforcing our belief in the strong growth prospects for the value segment of the ISP market – dominated today by our NetZero, Juno and BlueLight Internet brands.  This growth included 200,000 new subscribers to our $14.95/mo. NetZero HiSpeed and Juno SpeedBand accelerated dial-up services, bringing total accelerated subscribers to more than 400,000 at quarter end.  With value-priced services continuing to be one of the fastest growing segments in the Internet access market, we intend to leverage our market-leading position to grow the business as this segment expands.”

“United Online’s financial performance this quarter was driven by a combination of strong subscriber growth, incremental subscription revenues from our accelerated dial-up services, and continued financial discipline,” said Charles S. Hilliard, executive vice president and CFO of United Online. “Average revenue per pay subscriber increased again this quarter and our billable services margin exceeded 70% for the first time in company history.  We also generated $17.3 million of free cash flow in the quarter, bringing free cash flow for the past twelve months to more than $70 million.  Given the company’s continued strong performance, we are again revising our guidance upward for fiscal 2004.”

Additional Highlights of the September 2003 Quarter:

•                  Billable services revenues were $79.6 million in the September 2003 quarter, or 90% of total revenues, an increase of 56% versus $51.2 million, or 88% of total revenues, for the September 2002 quarter.

•                  Billable services margin(6) was 71.3% for the September 2003 quarter, up from 59.6% for the September 2002 quarter.

•                  Annualized revenue per average employee(7) was $749,000 for the September 2003 quarter, up 35% versus $553,000 for the year-ago quarter.

•                  Cash balances at September 30, 2003 were $217.4 million, including cash, cash equivalents, short-term investments and restricted cash, and the company had no long-term debt.

•                  In August 2003, the company entered into a three-year marketing alliance with Best Buy, the leading retailer of personal computers in America.  Launched on October 15, 2003, the NetZero and Juno brands of Internet service – including NetZero HiSpeed and Juno SpeedBand – will be promoted in Best Buy stores nationwide through a combination of Best Buy marketing channels, including in-store marketing and inclusion in Best Buy advertising.  Consumers will also have the ability to sign-up for the services in the store through integrated point-of-sale systems.

•                  On September 24, 2003, the company announced that its Board of Directors had declared a 3-for-2 split of the company’s common stock.  The stock will begin to trade on a post-split basis at the opening of the market on November 3, 2003, after which the company expects to have total common shares outstanding of approximately 65.2 million.

Business Outlook:

The following forward-looking information includes certain projections made by management as of the date of this release.  United Online does not intend to revise or update this information and may not provide this type of information in the future. Due to a variety of factors, actual results may differ significantly from those projected.  Factors include, without limitation, the factors referenced later in this announcement under the caption “Cautionary Information Regarding Forward-Looking Statements.”  These and other factors are discussed in more detail in the company’s filings with the Securities and Exchange Commission.

Following is the company’s current guidance for the December 2003 quarter and the fiscal year ending June 30, 2004 (in millions):

	Current Dec 2003 Q est.	Current FY 2004 est.	Previous FY 2004 est.
Operating income	$13.4 - $14.4	$57.5 - $62.5	$51.5 - $56.5
Depreciation	1.6	6.6	6.6
Amortization	4.0	15.9	15.9
Operating income before depreciation and amortization(2)	$19.0 – $20.0	$80.0 – $85.0	$74.0 - $79.0

Weighted average diluted shares (post split)	70.5 – 71.5	71.0 – 73.0	70.0 – 72.0

•                  Total revenues for the December 2003 quarter are estimated to be between $93 million and $95 million.

•                  Billable services margin(6) in the December 2003 quarter is projected to be approximately 71.5%.

•                  The company estimates that pay subscribers will increase to between 2.95 million and 3.15 million by June 30, 2004, up from its previous guidance of between 2.9 million and 3.1 million by June 30, 2004.

(1) Active users are defined as all free users that logged on to our services at least once during the preceding 31 days, together with all subscribers to a billable service.

(2) Adjusted operating income before depreciation and amortization is defined as operating income before depreciation, amortization, stock-based charges and merger-related costs.  Management believes that because operating income before depreciation and amortization and adjusted operating income before depreciation and amortization exclude certain items that either do not impact the company’s cash flows or which management believes are not reflective of the company’s core operating results over time, these measures provide investors with additional useful information to measure the company’s performance, particularly with respect to changes in performance from period to period, and to assess the company’s ability to make capital expenditures, fund working capital requirements, incur and repay indebtedness, and fund strategic initiatives.  Management also uses operating income before depreciation and amortization and adjusted operating income before depreciation and amortization for these purposes, as well as to allocate resources in managing the company’s business.  Operating income before depreciation and amortization and adjusted operating income before depreciation and amortization are not determined in accordance with generally accepted accounting principles (GAAP) and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP.   Reconciliations to the most directly comparable GAAP financial measure are provided in the tables that follow this text.

(3) Beginning in the September 2003 quarter, the company’s effective income tax rate increased to 40.5%, versus an effective income tax rate of 10% in the September 2002 quarter.  The increase in the effective rate was related to the recognition of a portion of the company’s deferred tax assets in the June 2003 quarter, which also resulted in a tax benefit of $4.3 million, or $0.10 per share, in the June 2003 quarter.  The increase in the company’s effective rate and the recognition of the tax benefit affect the comparability of net income and adjusted net income between periods.  Actual income taxes paid for fiscal 2004 are expected to be substantially less than the income tax expense reported on the company’s statement of operations due to the utilization of the company’s deferred tax assets as well as tax deductions generated from employee stock option exercises.

(4) Adjusted net income is defined as net income before the after-tax effect of amortization of intangible assets, stock-based charges and merger-related costs.  Management believes that adjusted net income provides investors with additional useful information to measure the company’s financial performance, particularly from period to period, exclusive of certain non-cash expenses and other items which management believes are not reflective of the company’s core operating results over time.  Management also uses adjusted net income for these purposes.  Adjusted net income is not determined in accordance with generally accepted accounting principles (GAAP) and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP.  Reconciliations to the most directly comparable GAAP financial measure are provided in the tables that follow this text.

(5) Free cash flow is defined as net cash provided by operating activities before cash paid for merger-related costs, less capital expenditures.  Management believes that free cash flow provides investors with additional useful information to measure operating liquidity because it reflects the company’s operating cash flows after investing in capital assets, and excludes the cash impact of items which management believes are not reflective of the company’s core operating results over time.  This measure is used by management, and may also be useful for investors, to assess the company’s ability to generate cash flow for a variety of strategic opportunities, including reinvestment in the business, effecting potential acquisitions, strengthening the balance sheet, and effecting share repurchases.  Free cash flow is not determined in accordance with generally accepted accounting principles (GAAP) and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP.   Reconciliations to the most directly comparable GAAP financial measure are provided in the tables that follow this text.

(6) Billable services margin represents billable services revenues less cost of billable services divided by billable services revenues.

(7) Annualized revenue per average employee represents annualized total revenues for the period divided by the average number of employees during that period.

About United Online

United Online, Inc. (Nasdaq: UNTD) is the nation’s leading provider of value-priced Internet access services through its NetZero, Juno and BlueLight Internet consumer brands.  The company’s standard services are offered at less than half the standard monthly prices of its major competitors and are available in more than 6,500 cities across the United States and in Canada.  At September 30, 2003, United Online had approximately 487 employees worldwide.  The company is headquartered in Westlake Village, CA, with offices in New York City, San Francisco and Hyderabad, India.  For more information about United Online and its Internet access services, please visit www.untd.com.

United Online will be hosting a conference call today at 8:00AM PT (11:00AM ET) to discuss its quarterly results.  A live Web cast of the call can be accessed on the Investors section of the company’s Web site at www.untd.com.  A recording of the call will be available on the site for seven days.

Cautionary Information Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Statements containing words such as “guidance,” “may,” “believe,” “will,” “expect,” “project” and “estimate” or similar expressions constitute forward-looking statements.  These statements include, without limitation, guidance for future financial performance; growth in billable subscribers; weighted average diluted shares; depreciation and amortization; and future tax rates and benefits.  Actual results may differ materially from those predicted and reported results should not be considered an indication of future performance.  Potential risks and uncertainties include, among others: the effect of competition, including adoption of broadband services and changes in pricing by our competitors; the company’s inability to retain its existing subscribers and the rate at which new subscribers sign up for the company’s services; changes in the projected number of weighted average diluted shares due to stock issuances, stock repurchases, fluctuations in the company’s stock price or other factors; changes in the projected amortization and depreciation figures due to capital spending or other factors; unanticipated usage by subscribers, additional telecommunications costs or other factors negatively impacting our billable services margin; changes in our free user base; the company’s inability to realize the benefits of its deferred tax assets; the company’s inability to maintain its agreements with telecommunications providers on attractive terms; problems associated with the company’s billing systems; the company’s inability to retain key customers and key personnel; unanticipated technological problems or developments; risks associated with litigation; and unanticipated governmental regulation. More information about potential factors that could affect the company’s business and financial results is included in the company’s annual and quarterly reports filed with the Securities and Exchange Commission (http://www.sec.gov), including without limitation information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.”

UNITED ONLINE, INC.
Condensed Consolidated Balance Sheets

	September 30, 2003	June 30, 2003
	(unaudited)
ASSETS
Cash, cash equivalents and short-term investments	$216,724	$192,228
Restricted cash	700	811
Accounts receivable, net	12,755	12,420
Deferred tax assets, net	6,350	8,056
Property and equipment, net	11,554	11,535
Goodwill and intangible assets, net	45,631	49,595
Other assets	9,720	6,031
Total assets	$303,434	$280,676

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$28,543	$23,041
Accrued liabilities	12,929	17,073
Deferred revenue	24,257	23,616
Capital leases	12	34
Total liabilities	65,741	63,764

Stockholders’ equity	237,693	216,912

Total liabilities and stockholders’ equity	$303,434	$280,676

UNITED ONLINE, INC.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended September 30,
	2003	2002

Revenues:
Billable services	$79,646	$51,194
Advertising and commerce	9,144	6,874
Total revenues	88,790	58,068

Operating expenses:
Cost of billable services	22,897	20,700
Cost of free services	2,084	3,736
Sales and marketing	33,939	16,667
Product development	5,120	5,921
General and administrative	7,008	5,653
Amortization of intangible assets	3,964	4,685
Total operating expenses	75,012	57,362

Operating income	13,778	706

Interest income, net	1,183	988

Income before income taxes	14,961	1,694

Provision for income taxes (3)	6,059	169

Net income	$8,902	$1,525

Basic net income per share	$0.21	$0.04
Diluted net income per share	$0.19	$0.03

Shares used to calculate basic net income per share	42,774	40,181
Shares used to calculate diluted net income per share	46,755	43,687
Shares outstanding at end of period	43,445	40,599

UNITED ONLINE, INC.
Unaudited Condensed Consolidated Cash Flow Statements
(in thousands)

	Three Months Ended September 30,
	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,902	$1,525
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and stock-based charges	5,531	8,053
Tax benefit from stock options	4,353	102
Deferred taxes	1,706	—
Other	325	177
Change in operating assets and liabilities (excluding the effects of acquisitions):
Restricted cash	111	4,843
Accounts receivable	(335)	(521)
Other assets	(3,689)	(2,308)
Accounts payable and accrued liabilities	1,358	(3,254)
Deferred revenue	641	(465)
Net cash provided by operating activities	18,903	8,152

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of short-term investments	(30,674)	(19,243)
Proceeds from maturities of short-term investments	—	19,945
Purchases of property and equipment	(1,593)	(477)
Cash paid for acquisitions, net of cash acquired	—	(1,000)
Net cash used for investing activities	(32,267)	(775)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on capital leases	(22)	(1,188)
Repayments of notes receivable from stockholders	—	28
Repurchases of common stock	—	(2,165)
Proceeds from exercises of stock options	8,020	1,053
Net cash provided by (used for) financing activities	7,998	(2,272)
Change in cash and cash equivalents	(5,366)	5,105
Cash and cash equivalents, beginning of period	85,838	41,543
Cash and cash equivalents, end of period	$80,472	$46,648

UNITED ONLINE, INC.
Reconciliation of Net Income to Adjusted Net Income (4)
(in thousands, except per share amounts)

	Three Months Ended September 30, 2003				Three Months Ended September 30, 2002
	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted

Revenues:
Billable services	$79,646	$—		$79,646	$51,194	$—		$51,194
Advertising and commerce	9,144	—		9,144	6,874	—		6,874
Total revenues	88,790	—		88,790	58,068	—		58,068
Operating expenses:
Cost of billable services	22,897	—		22,897	20,700	(39	)(a)	20,661
Cost of free services	2,084	—		2,084	3,736	—		3,736
Sales and marketing	33,939	—		33,939	16,667	(41	)(a)	16,626
Product development	5,120	—		5,120	5,921	(147	)(a)	5,774
General and administrative	7,008	—		7,008	5,653	(56	)(a)	5,597
Amortization of intangible assets	3,964	(3,964	)(b)	—	4,685	(4,685	)(b)	—
Total operating expenses	75,012	(3,964)		71,048	57,362	(4,968)		52,394

Operating income	13,778	3,964		17,742	706	4,968		5,674

Interest income, net	1,183	—		1,183	988	—		988

Income before income taxes	14,961	3,964		18,925	1,694	4,968		6,662

Provision for income taxes (3)	6,059	1,605	(c)	7,664	169	—		169

Net income	$8,902	$2,359		$11,261	$1,525	$4,968		$6,493

Basic net income per share	$0.21			$0.26	$0.04			$0.16
Diluted net income per share	$0.19			$0.24	$0.03			$0.15

Shares used to calculate basic net income per share	42,774			42,774	40,181			40,181
Shares used to calculate diluted net income per share	46,755			46,755	43,687			43,687
Shares outstanding at end of period	43,445			43,445	40,599			40,599

(a)  Elimination of stock-based charges of $36 and merger-related charges of $247.

(b)  Elimination of amortization of intangible assets.

(c)  Income tax effect of adjusting entries.

UNITED ONLINE, INC.
Reconciliation of Non-GAAP Financial Data
(in thousands)

	Three Months Ended September 30,
	2003	2002
Adjusted Operating Income Before Depreciation and Amortization (2)
Operating income	$13,778	$706
Depreciation	1,567	3,332
Amortization	3,964	4,685
Operating income before depreciation and amortization	19,309	8,723
Stock-based charges	—	36
Merger-related charges (a)	—	247

Adjusted operating income before depreciation and amortization	$19,309	$9,006

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2003	2002	2003
Free Cash Flow (5):
Net cash provided by operating activities	$18,903	$8,152	$75,797
Add (deduct):
Cash paid for merger-related charges (a)	—	44	1,915
Capital expenditures	(1,593)	(477)	(7,099)
Free cash flow	$17,310	$7,719	$70,613

(a) Represents merger-related costs incurred in connection with the merger of Juno and NetZero and the acquisition of certain assets of BlueLight.  These costs are primarily attributable to employee stay bonuses and severance payments.

UNITED ONLINE, INC.
Selected Historical Financial Data and Key Metrics (a)
(in thousands, except per share amounts, number of employees and where noted)

	Sep. 30, 2003	Jun. 30, 2003	Mar. 31, 2003	Dec. 31, 2002	Sep. 30, 2002
Total revenues	$88,790	$79,608	$73,819	$65,800	$58,068
Net income (3)	$8,902	$14,594	$6,962	$4,711	$1,525
Net income per diluted share (3)	$0.19	$0.32	$0.15	$0.11	$0.03
Billable subscribers	2,720	2,547	2,405	2,176	1,848
Active users (in millions)(1)	5.2	5.2	5.2	5.0	4.8
Number of employees at end of period	487	461	447	444	420
Annualized revenue per average employee (7)	$749	$701	$663	$609	$553

(a)  More information on the financial results for these quarters can be found in the company’s filings with the Securities and Exchange Commission.

Investor Contact:

Brent Zimmerman
United Online, Inc.
805-418-2350
investor@untd.com

Press Contacts:

Liz Gengl
United Online, Inc.
805-418-2076
pr@untd.com

Peter Delgrosso
United Online, Inc.
805-418-2388
pr@untd.com